UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2013

MOMENTIVE SPECIALTY CHEMICALS INC.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

1-71	13-0511250
Commission File Number	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)

614-225-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Definitive Material Agreement.

On February 15, 2013, Momentive Specialty Chemicals Inc. (the “Registrant”) used a portion of the net proceeds of the issuance of the $1,100,000,000 aggregate principal amount of First-Priority Senior Secured Notes due 2020 of Hexion U.S. Finance Corp. (“Hexion U.S.”), the Registrant’s wholly-owned subsidiary, that had been irrevocably deposited with Wilmington Trust Company (the “Trustee”), as trustee for the Second-Priority Senior Secured Floating Rate Notes due 2014 (the “Notes”) of Hexion U.S. and Hexion Nova Scotia Finance, ULC (together with Hexion U.S., the “Issuers”), to satisfy and to discharge the obligations of the Issuers under the indenture, dated as of November 3, 2006, among the Issuers, the Registrant, the subsidiaries of the Registrant party thereto and the Trustee (as supplemented to the date hereof, the “Indenture”). As previously announced on the Registrant’s Current Report on Form 8-K, filed on February 6, 2013, the Registrant caused a letter of notice of redemption to be made to redeem all of the outstanding Notes on March 2, 2013, at a redemption price equal to 100.00% plus accrued and unpaid interest to the redemption date.

Item 8.01	Other Events.

On February 14, 2013, the Registrant completed its previously announced tender offer and consent solicitation (the “Tender Offer”) to purchase for cash any and all of the outstanding Notes, as previously announced on the Registrant’s Current Report on Form 8-K, filed on January 16, 2013. The Tender Offer expired at 12:00 midnight, New York City time, on February 13, 2013 (the “Expiration Time”). The Registrant received tenders from the holders of $89,000,000 aggregate principal amount, or approximately 74.37% of the outstanding amount, of the Notes by the expiration of the consent and early tender payment deadline, January 30, 2013 at 5:00 p.m., New York City time (the “Early Tender Time”). On January 31, 2013 the Registrant accepted for early payment, and paid for, the Notes tendered prior to the Early Tender Time. No additional Notes were tendered from the Early Tender Time to the Expiration Time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTIVE SPECIALTY CHEMICALS INC.

Date: February 15, 2013	By:	/s/ William H. Carter
William H. Carter
Executive Vice President and Chief Financial Officer